Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement Nos. 333-261930, 333-163431 and 333-171778 on Form S-8 of Hallador Energy Company of our report dated January 6, 2023, relating to the financial statements of Merom Generating Station appearing in this Current Report on Form 8-K/A dated January 6, 2023.

/s/ Deloitte & Touche LLP

Indianapolis, Indiana

January 6, 2023